Exhibit 10.12

TELECOMMUNICATIONS SERVICES AND DISBURSEMENT AGREEMENT

THIS TELECOMMUNICATIONS SERVICES AGREEMENT (hereinafter “Agreement” or “TSD”) is entered into on November 12th, 2002 (the “Effective Date”), between:

YAK Communications (Canada), Inc a Canadian corporation having a business address at 55 Town Centre Court, #610, Scarborough, Ontario, Canada M1P 4X4 (hereinafter “YAK”); and

DIGITAL WAY S.A., a Peruvian corporation having a business address at Los Rosales 285 of 401, San Isidro, Peru (hereinafter “DWSA”); collectively referred to as the “Parties” individually, a “Party.”

WITNESSETH:

WHEREAS, YAK is a provider of international telecommunications services and specializes in the casual calling dial-around business;

WHEREAS, DWSA desires to purchase certain telecommunications services provided by YAK and YAK desires to provide certain telecommunications services to DWSA, all as more fully described below, subject to the terms and conditions contained herein; and

WHEREAS, the Parties will enter into that certain Commercial Services and Marketing Agreement (“CSM”) on the Effective Date to promote the Services, as defined below and is made a part of this agreement by reference;

NOW THEREFORE, the Parties, in consideration of the mutual covenants and agreements hereinafter set forth, agree as follows:

1. DESCRIPTION OF SERVICES

1.1. YAK, shall provide telecommunications services to DWSA to route DWSA’s international telecommunications traffic to and from various destinations around the world and to provide ANI validation, electronic billing records, and transportation to Local Exchange Carriers (“LECs”), as more particularly described in attached hereto as Exhibit A (the “YAK Services”). Where applicable, the YAK Services shall be hereinafter referred to as the “Services.” Additional services may be added from time to time to this Agreement upon terms and conditions to be mutually agreed upon by the Parties and may be included by adding an amended Exhibit A to this Agreement.

1.2. The destinations offered by YAK for providing the Services attached hereto as Exhibit B (the “YAK Destinations”), which Destinations may be amended from time to time by YAK by providing DWSA with prior written notice. Where applicable, the YAK Destinations are hereinafter referred to as the “Destinations. “Service shall be provided pursuant to this Agreement as supplemented by tariffs, where applicable, (including tariff revisions) filed by YAK with the United States Federal Communications Commission for international service

(“Tariffs”). In the event of any conflict between this Agreement and any tariff this Agreement shall control. Additionally, the rates for Service set forth in this Agreement shall prevail in all cases, and such rates shall only be subject to change as provided in this paragraph.

2. TERM

2.1. This Agreement shall commence on the Effective Date and shall continue for an initial term (“Term”) of five years and it shall be concurrent with the Commercial Services and Marketing Agreement” which is made a part of this Agreement by reference. Thereafter this Agreement shall remain in effect for an additional five (5) one (1) year terms unless terminated by either Party for cause, by providing a written notice to the other Party 90 days prior to each termination date.

2.2. Each of the Parties shall initiate a series of tests for the Service to ensure optimum performance of the network in accordance with the testing schedule attached hereto as Exhibit C (the “Testing Schedule”).

2.3. YAK shall endeavor to provide the YAK Services on the date of completion of the tests (the “Service Date”), and each Party shall notify the other Party when such testing for service is completed in accordance with the Testing Schedule (the “Ready for Service Notice”).

3. OPERATIONAL AND COMMERCIAL MATTERS

3.1. The point of interconnection with DWSA for the provision of YAK Services by YAK shall be at the 60 Hudson Street, New York, NY, (the “YAK Interconnection Location”). DWSA shall be responsible to procure and maintain, all necessary E-ls, switching and multiplexer equipment to be located in the DWSA Interconnection Location to provide voice compression and decompression plus International Direct Distance Dialing. This equipment shall remain the property, of DWSA. DWSA agrees to provide and be responsible for the operation and maintenance of the Equipment at such local facility and shall provide 7 days and 24 hours of facility management and maintenance at the DWSA Location (the “DWSA Interconnection Location”). This equipment shall remain the property of DWSA.

3.2. YAK shall be responsible to procure, at its own expense, all necessary, switching and multiplexer equipment to be located in the YAK Interconnection Location to provide voice compression and decompression plus International Direct Distance Dialing. This equipment shall remain the property of YAK. YAK shall provide 7 days and 24 hours of facility management and maintenance at the YAK Location.

3.3. The cost of a link will be funded from the “initial working capital” referenced in 3b of the CSM. The Parties shall coordinate the management of their respective system facilities, with each Party being responsible for providing and operating, at its own expense, its respective network facilities. The Parties also shall interface on a 24 hours/7 days a week basis to assist each other with the isolation and repair of any facility faults in their respective networks, and with the identification investigation and mitigation of real time traffic flow problems to/from any service destination.

3.4. DWSA shall provide prompt and accurate traffic forecasting information in accordance with the requirements outlined below in order to allow the efficient provisioning of the Services. Initial forecasts shall be provided prior to the Services Date and periodically thereafter, though not more frequently than every 90 days, as may be reasonably requested by YAK. Such forecasts shall be in a form satisfactory to both Parties and shall specify, traffic volumes, daily and seasonal profiles, and peak periods for each Destination. The forecasts shall represent a good faith effort by DWSA to estimate its traffic based on historical patterns and anticipated pricing and are not intended to be a promise by DWSA to provide traffic in such patterns or amounts.

4. RATES AND BILLING.

4.1. As soon as practicable after the end of each month, YAK shall submit invoices to DWSA for the Services provided hereunder (the “Usage Charge”). Such invoices shall be based on the chargeable duration of the calls routed pursuant to this Agreement. The invoice will include traffic by destination, tariffs with DWSA destination and total amount due. For purposes of this Agreement, YAK chargeable calls shall begin when YAK receives answer supervision.

4.2. All disbursements shall be paid directly from the “Sweep Account,” as defined in Section 4.4 below, on a weekly basis. In the event that either Party disputes a disbursement of a portion of a disbursement because it has received documentation what it considers in good faith to be materially incorrect, the due date for such disputed portion(s) shall be delayed for as long as the Parties cooperate in good faith to resolve such dispute. If any disbursement is not paid when due: (i) a late charge shall accrue equal to 1 1/2% (or the maximum legal rate, if less) of the unpaid balance per month.

4.3. For the YAK Services provided pursuant to the Agreement DWSA shall pay YAK the Rates by YAK Destinations set forth in Exhibit E, attached hereto, which Rates may be adjusted by YAK from time to time by providing three days prior written notice to DWSA. The YAK Rates shall hereinafter be referred to as the “Rates.”

4.4. A Sweep Account, pursuant to a Sweep Account Agreement, will be established or assigned, as the case may be, for the benefit of YAK, into which all monies generated directly from the services and owed to DWSA from DWSA’s users, including but not limited to those amounts collected by Telefonica del Peru, S.A.A., its affiliates and subsidiaries shall be deposited. The Sweep Account will be maintained at the expense of DWSA, and DWSA shall be reimbursed for 50% of such expense in accordance with the Disbursements. DWSA will instruct all End Users whose payments do not got to Telefonica, with acknowledgements from Telefonica, to the satisfaction of YAK to give effect to this arrangement. DWSA shall provide all necessary documentation and irrevocable directions to Telefonica, with acknowledgements from Telefonica, to the satisfaction of YAK to give effect to this arrangement. DWSA shall further authorize the bank to disburse, by way of automatic clearing-house fund transfers, all funds from such Sweep Account to the accounts of Yak. DWSA shall provide all necessary documentation and irrevocable directions to the bank, with acknowledgements from the bank to the satisfaction of YAK to give effect to this arrangement. Yak shall on a weekly basis disburse amounts as set forth in Exhibit F attached hereto (the “Disbursements”). Such amounts shall include (i) repayment to Yak for those advances made pursuant to that certain Commercial

Services and Marketing Agreement executed by the Parties on the Effective Date (the “CSM Agreement”); and (ii) reimbursement to DWSA for costs and expenses incurred pursuant to the CSM Agreement, as well as for the recurring costs incurred by DWSA for the provision of the Services (iii) disbursement of excess funds in accordance with the “Disbursements.” DWSA does hereby irrevocably sell, transfer, assign, set over and convey to Yak all right, title and interest of DWSA in an to all amounts deposited, from time to time, the Sweep Account and the Collection. Any payments relating to the Services held by the DWSA pending deposit to the Sweep Account as provided in this Agreement, shall be held in trust for the benefit of Yak until such amounts are deposited in the Sweep Account. Any payments with respect to the Services received by DWSA and not deposited directly in the Sweep Account shall be remitted to the Sweep Account on the day of receipt or the following business day if the day of receipt is not a business day, and if such payments are not remitted by DWSA on a timely basis within two (2) days of receipt, in addition to its other remedies hereunder, then Yak shall be entitled to receive a late charge (which shall be in addition to the Program Fee) equal to 18% per annum of such payments or the maximum rate legally permitted if less than such rate, calculated as of the first business day of such delinquency. Upon the reimbursement to Yak of (1) all funding made by Yak for the “initial working capital” referenced in 3b of the CSM and (2) the “initial advertising and promotional purposes” referenced in 3c of the CSM and (3) all funding made by Yak for the “equipment” referenced in 3a of the CSM Agreement and (4) all L/D amounts owing to YAK, and (5) upon all amounts projected to be owed to YAK for L/D on a 90 day basis pending payments to be received from Telefonica and such determined amounts being secured with full security by either a cash deposit or an acceptable Letter of Credit, then the Sweep Account as constituted, will cease its function. At that point in time, the Sweep Account shall be reconstituted such that all revenues generated from the sale of Services will be deposited into an account with disbursement instructions mutually consented to by YAK and DWSA and disbursed in accordance with Exhibit “F”.

4.5. All Rates and other charges due hereunder are exclusive of all applicable taxes, including value added tax, sales taxes, and duties or levies imposed by any authority, government or government agency, all of which shall be paid promptly when due by the party purchasing services hereunder.

4.6. The Parties will make available to each other, via Internet, real-time access to the activity of their respective switch relative to activity directly covered by this Agreement. Additionally, each Party will provide the other Party with all supporting documentation from third parties i.e. clearing houses, IXCs, LECs or the like, in order to substantiate any activity covered by this Agreement.

5. EXCLUDED ANIS. Yak has the right to reject any automatic number identifier (“ANI”) supplied by DWSA for any of the following reasons: (i) Yak is not authorized to provide or does not provide long distance services in the particular jurisdiction in which the ANI is located; (ii) a particular ANI submitted by DWSA is not in proper form; (iii) DWSA is not certified or licensed to provide long distance services in the jurisdiction in which the ANI is located; (iv) DWSA is in default of this Agreement; (v) DWSA fails to cooperate with Yak in implementing reasonable verification processes determined mutually by the Parties to be necessary or appropriate in the conduct of business; or (vi) any other circumstance reasonably determined by Yak which could adversely affect Yak’s performance under this Agreement or Yak’s general ability to transfer its other customers or other End-Users to the Yak network, including without limitation, Yak’s ability to electronically effect Primary Interexchange Carrier charge (“PIC Charge”) change with the LEC’s. However, whether or not Yak is not electronically connected to the LEC’s, Yak shall issue PIC Charge orders on behalf of DWSA. In the event Yak rejects an ANI, Yak will notify DWSA within forty-eight (48) hours of its decision specifically describing the rejected ANI and the reason(s) for rejecting that ANI. Further, any ANI requested by DWSA for Service may be deactivated by Yak after five-days’ written notice to DWSA if no Service billings relevant thereto have been generated in any prior period of three consecutive calendar months. Yak will be under no obligation to accept ANIs within the three-month period preceding the scheduled expiration of the term hereof.

6. RECORDS. DWSA will maintain documents and records (“Records”) supporting their actions covered under this Agreement for a period of not less than thirty six (36) months or such other longer period as may be required by applicable law, rule or regulation.

7. FRAUDULENT CALLS. In the event Yak discovers fraudulent calls being made (or reasonably believes fraudulent calls are being made), nothing contained herein shall prohibit Yak from taking immediate action (with immediate notice to DWSA following such action) that is reasonably necessary to prevent such fraudulent calls from taking place, including without limitation, denying Service to particular ANI’s or terminating Service to or from specific locations. For purposes of this section “Disputed Calls” shall mean those calls for which the customer disputes the charge and/or refuses to remit payment.

8. LIMITATION OF LIABILITY; QUALITY OF SERVICE

8.1. The Parties agree that neither Party shall be liable for any loss or damage sustained by the other Party, its interconnecting carriers, or its end users due to any failure in or breakdown of the communication facilities associated with providing services hereunder, for any interruption or degradation of such services, whatsoever shall be the cause or duration thereof.

8.2. In no event will a Party be liable to the other Party for consequential, special, or indirect losses or damages, howsoever arising: and whether under contract, tort, or otherwise, including, without limitation. third party claims, loss of profits, or loss of or damage to either Party’s reputation or goodwill.

8.3. YAK will use reasonable efforts under the circumstances to maintain its overall network quality. The quality of telecommunications service provided hereunder shall be consistent with other common carrier industry, standards, government regulations and sound business practices.

8.4. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS CUSTOMERS OR ANY OTHER THIRD PARTY IN ANY RESPECT, INCLUDING, WITHOUT LIMITATION, FOR ANY DAMAGES, EITHER DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL INCIDENTAL, ACTUAL, PUNITIVE, OR ANY OTHER DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF MISTAKES, ACCIDENTS, ERRORS, OMISSIONS, INTERRUPTIONS, OR DEFECTS IN TRANSMISSION, OR DELAYS, INCLUDING THOSE

WHICH MAY BE CAUSED BY REGULATORY OR JUDICIAL AUTHORITIES, ARISING OUT OF OR RELATING TO THIS AGREEMENT. NEITHER PARTY MAKES ANY WARRANTY TO OTHER PARTY OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PURPOSE OF ANY SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES BY YAK ARE HEREBY EXCLUDED AND DISCLAIMED.

8.5. YAK’s liability arising out of mistakes, accidents, omissions, interruptions, delays, or errors or defects in transmission in the provision of Service or delays in restoration of the Service shall in no event exceed the amount of the refund, if any, which may be available under this Agreement. DWSA shall not make any representation or warranty regarding the Service or additional services provided hereunder beyond those made by YAK. YAK shall not make any Representation or warranty regarding the services provided by DWSA to its customers beyond those made by DWSA. For purposes of this Section, the term “Yak” shall be deemed to include Yak, its shareholders, directors, officers and employees, and any, person or entity assisting Yak in its performance pursuant to this Agreement.

9. CALCULATION OF CALL DURATION. Yak will calculate call duration for Call Detail Records (“CDRs”) which will be sent to DWSA by Yak for DWSA to rebill DWSA’s End-Users, based upon the on-line software specifications defined in Exhibit G (the “CDR Specifications and Format”) attached hereto. DWSA may request CDR’s from Yak and Yak shall provide CDR’s within five business days from the end of the month in which service is rendered. Yak shall electronically transmit CDRs to DWSA. CDRs shall be made available for up to a year from the date of service. The information format of the CDRs is attached hereto as Exhibit G.

10. FAILURE OF PERFORMANCE. Both Parties shall immediately notify the other Party of any problems or End-User complaints associated with the Service, including, but not limited to, excess noise, echo or loss of Service. The liability of Yak for damages for mistakes, omissions, interruptions, delays, errors or defects in transmission (herein called a “Failure of Performance”) occurring in the furnishing of Services hereunder shall be limited to not charging DWSA for any Services which Yak failed to provide. In the event of a Failure of Performance, Yak shall use its reasonable efforts to correct such failure as soon as reasonably practicable after Yak is notified of such failure. Except in the case of an event described in Section 14 Force Majeure, in the event (i) Yak notifies DWSA that Yak cannot correct a Failure of Performance; or (ii) of a failure by Yak to deliver Services meeting industry standards of performance, which failure is not cured within five days of written notice thereof by DWSA to Yak; each of Yak and DWSA, in its sole discretion, shall have the right to cancel the affected Service(s). In the event all, or any portion of, the Services are terminated pursuant to this paragraph, DWSA shall remain liable for the Usage Charges for the affected Services which were rendered prior to the effective date of termination and which DWSA has the right and ability to collect for that Service.

11. SUSPENSION OF SERVICE: TERMINATION OF AGREEMENT.

11.1. In the event of a default by a Party, as defined herein, the other Party may, upon notice to the defaulting Party DWSA: (i) suspend Services to the defaulting Party until such time as such circumstance is corrected; or (ii) terminate this Agreement. “Default” shall mean a Party: (i) breaches any material provision of this Agreement; or (ii) files or initiates proceedings or has proceedings filed or initiated against it, relating to its liquidation, insolvency, reorganization or other relief (such as the appointment of a trustee, receiver, liquidator, custodian or other official) under any bankruptcy, insolvency or other similar law or makes an assignment for the benefit of its creditors or enters into an agreement for the composition, extension or readjustment of its obligation in connection with the foregoing. If a Party uses the Services for any unlawful purpose or in any unlawful manner, the other Party shall have the right to suspend any or all services hereunder until the unlawful use ceases.

11.2. In the event of any termination pursuant to this Article 11, each Party shall pay the applicable amounts for any Services rendered through and including the date of termination.

12. SYSTEM MAINTENANCE. In the event Yak determines to interrupt Services for the performance of routine system maintenance, Yak will notify DWSA in writing 72 hours prior to the interruption and to conduct such maintenance during non-peak hours. In no event shall interruption for system maintenance constitute a Failure of Performance.

13. ASSIGNMENT. This Agreement is personal to the Parties and may not be assigned or transferred by either Party without the prior written consent of the other Party. Such consent may not be unreasonably withheld.

14. FORCE MAJEURE. Neither party shall be in default under this Agreement if any failure or delay in performance is caused by strike or other labor problems; accidents; acts of god; fire; flood; adverse weather conditions; act(s) of terrorism; material or facility shortages or unavailability; lack of transportation; the imposition of any governmental codes, ordinances, laws, rules, regulations or restrictions; delays in obtaining regulatory or governmental authorizations; condemnation or the exercise of rights of eminent domain; war or civil disorder; or any other cause beyond the reasonable control of either party hereto. Neither party shall be liable for any consequential, special, indirect, incidental, punitive or exemplary damages for any acts or failure to act under this Agreement.

15. CONFIDENTIALITY

15.1. “Confidential Information” shall mean all information disclosed orally or in writing by one party to the other party and which is clearly identified by the disclosing party at the time of disclosure as confidential information of the disclosing party. With respect to information orally disclosed by one party to the other party, the disclosing party must provide the recipient with a written summary of such information, designating such information as confidential, within one week after the oral disclosure was made in order for such information to be considered Confidential Information. Each party shall safeguard Confidential Information utilizing the same degree of care it utilizes in protecting its own confidential information. The obligations of the recipient of Confidential Information set forth in this Section shall not apply to the extent that: (i) such Confidential Information becomes generally available to the public other than as a result of unauthorized disclosure by the recipient or persons to whom the recipient has made the information available; (ii) such Confidential Information has been released without restriction by the disclosing party to another person or entity, or (iii) such Confidential Information was received by the recipient on a non-confidential basis, prior to receipt from such party from a third party lawfully possessing and lawfully entitled to disclose such information. Further, the recipient may disclose Confidential Information pursuant to any judicial or governmental request, requirement or order. The recipient, however, shall take reasonable steps to give the disclosing party sufficient prior notice to contest such request, requirement or order. Confidential Information shall remain the property of the disclosing party, and shall be returned to the disclosing party or destroyed upon request of the disclosing party.

16. AUTHORIZED USE OF YAK NAME.

16.1. Neither Party shall (i) refer to itself as an authorized representative of the other Party in promotional, advertising, or other materials; or (ii) use the other Party’s logos, trade marks, service marks, or any variations thereof in any of its promotional, advertising, or other materials, or (iii) release any public announcements referring to the other Party of this Agreement without first having obtained such Party’s Prior written consent or as specifically provided for in this Section or by the CSM Agreement.

16.2. Without a Party’s prior written consent, neither Party shall: (i) refer to itself as an authorized representative of the other Party in promotional, advertising or other materials; or (ii) use the other Party’s logos, trade marks, service marks, or any variations thereof in any of its promotional, advertising or other materials or in any activity using or displaying the other Party’s name or the Services to be provided by the Party. The Party agrees to change or correct, at its expense, any such material or activity which the other Party, in its sole judgment, determines to be inaccurate, misleading or otherwise objectionable. Use of statements concerning either Party in any literature, press release, media interview or the like, relative to this agreement requires the express written consent of the other Party. Consent not to be unreasonably withheld..

17. NOTICE

17.1. All notices, requests, or other communications hereunder shall be in writing, addressed to the parties as follows:

If to DWSA:	Digital Way, S.A.
Los Rosales 285 of. 401
San Isidro, Peru
With Copy to:	Kohrman Jackson & Krantz P.L.L.
Att. Jonathon Yarger
Fax: 216-696-8700

If to YAK:

With Copy to:	Adorno & Yoss, P.A.
2601 South Bayshore Drive, #1600
Miami, FL 33133
Attention: Dennis J. Olle
305-858-4777 (fax)

17.2. Notices mailed by registered or certified mail shall be conclusively deemed to have been received by the addressee on the fifth business day following the mailing of sending thereof. Notices sent by telex or facsimile shall be conclusively deemed to have been received when the delivery confirmation is received. If either Party wishes to alter the address to which communications to it are sent, it may do so by providing the new address in writing to the other Party.

18. COMPLIANCE WITH LAWS

18.1. DWSA shall not use the Services in any manner or for any purpose which constitutes a violation of applicable laws of the Nation of Peru. This Agreement and the continuance of such approvals, consents, governmental and regulatory authorizations, licenses and permits as may be required or deemed necessary by the Parties, and the Parties shall use commercially reasonable efforts to obtain and maintain the same in full force and effect.

18.2. The Parties acknowledge that this Agreement is subject to Section 211 of the Communications Act, as amended, and shall govern YAK’s provision of the YAK Services to DWSA. The Parties also understand and agree that the terms and conditions herein shall, in all cases, supersede any terms set forth in any YAK tariff on file and then in effect with the Federal Communications Commission, where applicable.

19. MISCELLANEOUS

19.1. Any article or any provision of this Agreement which is or becomes illegal, invalid, or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity, or unenforceability but shall not affect or impair the enforceability of the remaining provisions herein. All valid provisions shall be considered severed from any illegal invalid, or unenforceable Article or provision of this Agreement and shall otherwise remain in full force and effect.

19.2. No waiver by either Party to any provisions of this Agreement shall be binding unless made in writing. Any such waiver shall relate only to such specific matter, non-compliance or breach to which it relates to and shall not apply to any subsequent matter, non-compliance or breach.

19.3. The relationship between the Parties shall be that of parties contracting independently at arms length and shall not be that of partners, and nothing herein contained shall be deemed to constitute a partnership between them or a merger of their assets or their fiscal or other liabilities or undertakings. Neither Party shall have the right to bind the other Party, except as expressly provided for herein.

19.4. This Agreement shall be governed by the laws of the State of Florida, without reference to its principles of conflict of laws. Both Parties irrevocably consent and submit to binding arbitration before the American Arbitration Association in the State of Florida, in the County of Miami-Dade, for all matters arising under or relating to this Agreement.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. This Agreement, including the following Exhibits:

represents the entire understanding between the Parties in relation to the matters herein and supersedes all previous agreements made between the Parties, whether oral or written. This agreement can only be changed, amended or modified by a writing signed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement, in duplicate, or caused this Agreement to be executed by a duly authorized officer, as of the date first above written. On the part of DWSA, this Agreement is executed subject to DWSA’s receipt and approval of all Exhibits that are to be part of this Agreement but are yet to be delivered for DWSA’s examination.

YAK COMMUNICATIONS (Canada) INC.		DIGITAL WAY, S.A.

By:	/s/ Charles Zwebner	By:	/s/ Jose A. De Izcue

Name:	Charles Zwebner	Name:	Jose A. De Izcue

Title:	President	Title:	Director